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                                                                   EXHIBIT 11

                    CAPITAL TITLE GROUP, INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE


                                   (Unaudited)
                                For the Nine Month                         For the
                              Periods Ended July 31,               Years Ended October 31,
                              ----------------------               -----------------------
                               1996         1995                    1995         1994
                               ----         ----                    ----         ----
Earnings per share(1)

Common stock equivalents
  Options granted and
    exercised
  Assumed buyback of           290,000           --                      --           --
    options(2)                (290,000)          --                      --           --
                             ---------    ---------               ---------    ---------

Total weighted average
  shares outstanding         9,013,915    8,670,786               8,670,786    8,670,786
                             ---------    ---------               ---------    ---------
Weighted average shares
  outstanding                9,013,915    8,670,786               8,670,786    8,670,786
                             =========    =========               =========    =========

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(1)   Earnings per share are based upon the weighted average number of shares outstanding for each of the respective periods. All weighted average shares outstanding give retroactive effect to the one for ten (1-10) reverse stock split in May, 1996.

(2) Buyback of stock options under the treasury stock method is at the assumed private offering price of $1 per share. Under this method, earnings per share data is computed as if the options and warrants were exercised at the beginning of the period (or the time of issuance, if later), and as if the funds obtained thereby were used to purchase common stock at the private offering price during the period.